Exhibit 10.19

Roth Capital Partners, LLC
11100 Santa Monica Blvd, Ste. 550
Los Angeles, CA 90025

January 9, 2007

STRICTLY CONFIDENTIAL

Dr. Avri Havron
Chief Executive Officer
Modigene Inc.
8000 Towers Crescent Drive, Suite 1300
Vienna, VA 22182

Dear Dr. Havron:

This letter (the “Agreement”) amends, restates and supersedes in its entirety a previous letter agreement between Modigene Inc. (the “Company”) and Roth Capital Partners, LLC and Spencer Trask Ventures, Inc. (“Roth and Spencer Trask” or “Placement Agents”) dated June 28, 2006 (the “June Agreement”). Pursuant to this Agreement, Roth shall serve as non-exclusive placement agent and Spencer shall serve as the co-placement agent for the Company, on a “best efforts” basis, in connection with the proposed offer and private placement (the “Offering”) by the Company of securities of the Company (the “Securities”). It is currently contemplated that the Offering will raise up to $15 million and that the closing of the Offering will occur simultaneously with a reverse merger with a publicly-traded company to be determined by the Company (a “Merger”).

A. Fees and Expenses.

1. Advisory Fee. Concurrently with the closing of the Offering, the Company will pay the Placement Agents in the aggregate in cash a fee equal to six percent (6%) of the gross proceeds received from the sale of securities in the Offering and a financial advisory fee equal to two and one-half percent (2.5%) of the gross proceeds received from the sale of securities in the Offering to investors first introduced to the Company by Placement Agents prior to the date hereof (the “Introduced Investors”).

Upon the closing of the Offering, and as a condition thereto, the Company will issue to Roth and Spencer Trask in the aggregate warrants to purchase the securities sold in the Offering equal to five (5%) of the total shares issued in the Offering to Introduced Investors. The warrants will have an initial exercise price equal to the price of the Securities sold in the Offering and will have a term of five (5) years from the date of issuance. These Securities underlying such warrants will be entitled to the same registration rights as those granted to the investors in connection with the Offering. To that end, the Company agrees that Roth and Spencer Trask will be afforded the indemnification protections granted to the investors as part of the agreement governing the registration of the investor securities sold in the Offering, as a third party beneficiary to such provisions.

Roth and Spencer Trask agree to divide the cash and non-cash compensation described in Section A(1) as follows: ninety percent (90%) to Roth and ten percent (10%) to SpencerTrask on any Introduced Investor introduced by Roth, and ninety percent (90%) to SpencerTrask and ten percent (10%) to Roth on any Introduced Investor introduced by Spencer Trask. Attached as Exhibit A is a list of Roth’s Introduced Investors.

2. Expenses. In addition to any fees payable to Roth and Spencer Trask hereunder and regardless of whether an Offering is consummated, the Company hereby agrees to reimburse Roth and Spencer Trask upon request for their respective out-of-pocket expenses; provided that the expenses (excluding Roth’s and Spencer Trask’s legal counsel) do not exceed $30,000 in the aggregate without prior written approval from the Company. To cover expenses, the Company will pay to Roth, on behalf of both Roth and Spencer Trask, $15,000 upon the signing of this Agreement and $15,000 upon the finalization of the Memorandum (as defined below). The Placement Agents acknowledge that such $30,000 has already been paid by the Company. Any unused amount will be netted against the fee payable in A(1) and in the event this Agreement is terminated and no Offering is closed, any unused portion of such payment shall be promptly refunded to the Company.

In addition to any fees payable to Roth and Spencer Trask hereunder, the Company hereby agrees to reimburse Roth and Spencer Trask for its legal counsel’s legal fees and out-of-pocket expenses incurred since June 2006 either in connection with the June Agreement or this Agreement on the following schedule: (i) Upon the signing of the Agreement, the Company will pay $10,000 directly to Roth’s and Spencer Trask’s legal counsel. The Placement Agents acknowledge that such $10,000 has already been paid by the Company. (ii) Upon the consummation of the Offering, the Company will reimburse Roth and Spencer Trask for its legal counsel’s legal fees and reasonable out-of-pocket expenses. As of the date hereof, such legal fees and related expenses are approximately $30,000 in the aggregate. (iii) If the transaction is not consummated, the Company will pay a one-time Break-up fee (the “Break-up” fee) of $40,000 directly to Roth’s and Spencer Trask’s legal counsel. Any unused amount in (i) will be netted against the reimbursement payable in (ii). No additional out-of-pocket or legal fees shall be incurred after December 28, 2006 without prior written consent by the Company.

C. Term and Termination of Engagement. Except as set forth below, the term (the “Term”) of Roth’s and Spencer Trask’s engagement will begin on the date hereof and end on the earlier of the completion of the Offering or 15 days after receipt by Roth and Spencer Trask of written notice of termination from the Company; provided that (i) no such notice may be given prior to December 1, 2006 and (ii) no such notice may be given by the Company for a period of 360 days from the date of this Agreement if the Offering is completed by December 1, 2006. For the avoidance of doubt, the Company shall be permitted to give a termination notice any time after December 1, 2006 in the event the Offering is not completed by December 1, 2006. Notwithstanding any such expiration or termination, Paragraphs D, E and G through K shall survive and remain in full force and effect and be binding on the parties hereto.

D. Fee Tail.  In the event that the Company makes any sales of Securities to Introduced Investors during the period between December 1, 2006 and November 30, 2007 (the “Tail Period”), the Company shall pay to Roth and Spencer Trask in the aggregate a cash placement fee equal to eight and one-half percent (8.5%) of the aggregate cash purchase price of such Securities; provided that such sale of securities is not an Exempt Sale. In the case of a merger, acquisition, joint venture or other strategic transaction during the Tail Period, no fee shall be paid to Placement Agents with respect to the issuance or sale of Securities in connection with such merger, acquisition, joint venture or other strategic transaction. For purposes of this Paragraph D, “Exempt Sale” shall mean any of the following: (i) the issuance by the Company of non-convertible promissory notes, (ii) the issuance of securities by the Company in connection with the provision of services to the Company or its affiliates, (iii) the issuance of securities by the Company in connection with any license or manufacturing agreement, and (iv) the issuance of any securities by the Company in connection with any government or foundation grants, loans or other financings.

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Roth and Spencer Trask agree to divide the cash and non-cash compensation described in Section D as follows: ninety percent (90%) to Roth and ten percent (10%) to SpencerTrask on any Introduced Investor introduced by Roth, and ninety percent (90%) to SpencerTrask and ten percent (10%) to Roth on any Introduced Investor introduced by Spencer Trask.

F. Use of Information. The Company authorizes Roth and Spencer Trask to transmit to the prospective purchasers of the securities a private placement memorandum prepared by the Company with such exhibits and supplements as may from time to time be required or appropriate (the “Memorandum”). The Company represents and warrants that the Memorandum (i) will be prepared by the management of the Company and reviewed and approved by its Board of Directors; and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading; provided, however, the foregoing does not apply to any statements or omissions made in reliance on and in conformity with written information furnished to the Company by any other person or entity. The Company will advise Roth and Spencer Trask immediately of the occurrence of any event or any other change known to the Company which results in the Memorandum containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading.

G. Indemnification, Contribution, and Confidentiality. The Company agrees to indemnify Roth and Spencer Trask and its controlling persons, representatives and agents in accordance with the indemnification provisions set forth in Appendix I, and the parties agree to the confidentiality provisions of Appendix II, all of which are incorporated herein by this reference. These provisions will apply regardless of whether the proposed Offering is completed.

H. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of California applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles or rules. The Company and Roth and Spencer Trask agree that any dispute concerning this Agreement this Agreement shall be resolved through binding arbitration before the NASD pursuant to its arbitration rules. Arbitration will be venued in Los Angeles County, CA.

I. Announcement of Offering. If the Offering is completed, Roth and Spencer Trask may, at their expense, and subject to written consent by the Company, place an announcement in such newspapers and periodicals as Roth and Spencer Trask may desire.

J. Advice to the Board. The Company acknowledges that any advice given by Roth and Spencer Trask to the Company is solely for benefit and use of the Board of Directors of the Company and may not be used, reproduced, disseminated, quoted or referred to, without Roth’s and Spencer Trask’s prior written consent.

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K. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral, between them relating to the subject matter hereof.
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*The Next Page Is the Signature Page.*

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In acknowledgment that the foregoing correctly sets forth the understanding reached by Roth and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated above.

Very truly yours,

ROTH CAPITAL PARTNERS, LLC

By: /s/ Christopher D. Jennings
Mr. Christopher D. Jennings
Managing Director

SPENCER TRASK VENTURES, INC.

By: /s/ William P. Dioguardi
William P. Dioguardi
President

Accepted and agreed to
as of the date hereof:

MODIGENE INC.

By: /s/ Dr. Avri Havron
Dr. Avri Havron
Chief Executive Officer

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APPENDIX I

INDEMNIFICATION AND CONTRIBUTION

The Company agrees to indemnify and hold harmless Roth and Spencer Trask and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (Roth and Spencer Trask and each such person being an “Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by Roth and Spencer Trask of the services contemplated by or the engagement of Roth and Spencer Trask pursuant to, this Agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from Roth’s or Spencer Trask’s willful misconduct or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of Roth and Spencer Trask pursuant to, or the performance by Roth and Spencer Trask of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from Roth’s or Spencer Trask’s willful misconduct or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Company, or that a conflict or potential conflict exists (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Indemnifying Party to conduct the defense of both the Company and the Indemnified Party (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties unless the defense of one Indemnified Party is unique or separate from that of another Indemnified Party subject to the same claim or action. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Company, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Roth and Spencer Trask on the other hand, of the Offering as contemplated whether or not the Offering is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and Roth and Spencer Trask, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Roth and Spencer Trask of the Offering as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or its shareholders, as the case may be, as a result of or in connection with the Offering bear to the fees paid or to be paid to Roth and Spencer Trask under this Agreement. Notwithstanding the foregoing, the Company expressly agrees that Roth and Spencer Trask shall not be required to contribute any amount in excess of the amount by which fees paid Roth and Spencer Trask hereunder (excluding reimbursable expenses), exceeds the amount of any damages which Roth and Spencer Trask has otherwise been required to pay.

The Company agrees that without Roth’s and Spencer Trask’s prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (in which Roth and Spencer Trask’s or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse Roth and/or Spencer Trask, as applicable, on a monthly basis for all expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, The Company agrees that any judgment or arbitrate award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitrate award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.

APPENDIX II

INFORMATION TO BE SUPPLIED; CONFIDENTIALITY.

In connection with Roth’s and Spencer Trask’s activities on behalf of the Company, the Company will furnish Roth and Spencer Trask with all financial and other information regarding the Company that Roth and Spencer Trask reasonably believes appropriate to its assignment (all such information so furnished by the Company, whether furnished before or after the date of this Agreement, being referred to herein as the “Information”). The Company will provide Roth and Spencer Trask with access to the officers, directors, employees, independent accountants, legal counsel and other advisors and consultants of the Company. The Company recognizes and agrees that Roth and Spencer Trask (i) will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without independently verifying the Information or such other information, (ii) does not assume responsibility for the accuracy of the Information or such other information, and (iii) will not make an appraisal of any assets or liabilities owned or controlled by the Company or its market competitors.

Roth and Spencer Trask will maintain the confidentiality of the Information and, unless and until such information shall have been made publicly available by the Company or by others without breach of a confidentiality agreement, shall disclose the Information only as authorized by the Company or as required by law or by order of a governmental authority or court of competent jurisdiction. In the event that Roth and Spencer Trask is legally required to make disclosure of any of the Information, Roth and Spencer Trask will give notice to the Company prior to such disclosure, to the extent that Roth and Spencer Trask can practically do so.

The foregoing paragraph shall not apply to information that:

(i)
at the time of disclosure by the Company is, or thereafter becomes, generally available to the public or within the industries in which the Company or Roth or its affiliates and Spencer Trask or its affiliates conduct business, other than as a direct result of a breach by Roth or Spencer Trask of its obligations under this Agreement;

(ii)
prior to or at the time of disclosure by the Company, was already in the possession of, or conceived by, Roth or any of its affiliates and Spencer Trask or any of its affiliates, or could have been developed by them from information then in their possession, by the application of other information or techniques in their possession, generally available to the public, or available to Roth or its affiliates and Spencer Trask or its affiliates other than from the Company;

(iii)
at the time of disclosure by the Company or thereafter, is obtained by Roth or any of its affiliates and Spencer Trask or any of its affiliates from a third party who Roth and Spencer Trask reasonably believes to be in possession of the information not in violation of any contractual, legal or fiduciary obligation to the Company with respect to that information; or

(iv)	is independently developed by Roth or its affiliates and Spencer Trask or its affiliates.

Nothing in this Agreement shall be construed to limit the ability of Roth or its affiliates and Spencer Trask or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company’s, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Company expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information.